CUSIP No. 04685N103

Exhibit 7.01

JOINT FILING AGREEMENT

Joint Filing Agreement, dated as of April 27, 2018, is by and among the signatories below.

Each of the signatories below may be required to file with the United States Securities and Exchange Commission amendments to the statement on Schedule 13D with respect to shares of common stock, par value $0.001 per share, of Athenex, Inc., beneficially owned by it from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the signatories below hereby agree to be responsible for the timely filing of the amendments to the Schedule 13D on behalf of the signatories below, and for the completeness and accuracy of the information concerning itself contained therein. Each of the signatories below hereby further agree to file this Joint Filing Agreement as an exhibit to each such amendment, as required by such rule.

This Joint Filing Agreement may be terminated by any of the signatories below upon one week’s prior written notice or such lesser period of notice as the signatories below may mutually agree.

Executed and delivered as of the date first above written.

Date: April 27, 2018

*
Song-Yi Zhang

*
Mui Bing How Tammy

BEANSPROUT LIMITED

By:	*
Name:	Song-Yi Zhang
Title:	Director

MANDRA MEDICAL LIMITED

By:	*
Name:	Song-Yi Zhang
Title:	Director

* By:	/s/ Teresa Bair
Teresa Bair, as Attorney-in-Fact